EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Phathom Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rules 457(c) and 457(h)	9,000,000 shares (3)	$5.34	$48,060,000	$153.10 per $1,000,000	$7,357.99

Equity	Common Stock, par value $0.0001 per share	Rules 457(c) and 457(h)	3,000,000 shares (4)	$5.34	$16,020,000	$153.10 per $1,000,000	$2,452.67

Total Offering Amounts					$64,080,000		$9.810.66

Total Fee Offsets (5)							$0

Net Fee Due							$9,810.66

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $5.34 which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Capital Market on March 4, 2025.

(3)	Represents 9,000,000 shares of common stock available for issuance (or that may become available for issuance) under the Phathom Pharmaceuticals, Inc. 2019 Incentive Award Plan pursuant to its terms.
(4)

Represents an additional 3,000,000 shares of common stock available for issuance (or that may become available for issuance) under the Phathom Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan pursuant to its terms.

(5)	The Registrant does not have any fee offsets.